Exhibit 10.29

SAINT LOUIS UNIVERSITY

LABORATORY SERVICES AGREEMENT

THIS LABORATORY SERVICES AGREEMENT (“Agreement”) is made effective as of December 3, 2012 (“Effective Date”) by and between VirRx, Inc., having a principal place of business at 1609 Adgers Wharf Drive (“Company”) and Saint Louis University, a Missouri benevolent corporation having its principal place of business located at 221 North Grand Boulevard, St. Louis, Missouri 63103 (“SLU” or “Laboratory”). Company and Laboratory are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

1.	Nature of Services.

Laboratory will perform services for Company’s research, preclinical, and/or clinical studies specified in Exhibit A (“Services”). For the avoidance of doubt, neither the payment provided under this Agreement, nor anything else in this Agreement imposes any obligation, express or implied, to purchase, order, or lease any Company product, or to arrange for or recommend the purchase, order, or lease of any Company product. The Services under this Agreement will be performed personally by Laboratory and may not be assigned to any other agent of Laboratory without Company’s prior written consent.

2.	Delivery of Services.

(a) Laboratory will perform, and warrants that it will perform, the Services (i) in accordance with any written instructions by Company, the terms of this Agreement and any study protocol or applicable research plan (the “Protocol”) as directed by Company; (ii) to the best of its ability in a professional manner consistent with industry standards; (iii) in accordance with the standard of care customarily observed with regard to such services in Laboratory’s field of expertise; (iv) in a timely manner; and (v) in compliance with all applicable laws, rules, guidance and regulations, including without limitation, where applicable, current good clinical or laboratory practices as set forth in either the U.S. Food, Drug and Cosmetics Act, as may be amended, and regulations promulgated thereunder or equivalent laws, rules and/or regulations in other relevant jurisdictions where Services are performed.

(b) In the event of an undisputed material error by Laboratory in the performance of any Services hereunder that renders such Services invalid, Laboratory shall, at Company’s option and notwithstanding other remedies available at law or in equity, shall refund to Company the contract price paid for such Services.

(c) Laboratory will prepare and maintain complete and accurate records and data for the Services and will maintain such records and data with respect to the Services, including the raw data and notebooks, for five (5) years (or less upon Company’s written request) after completion of the Services.

(d) Company’s representatives may visit Laboratory’s facilities at mutually agreeable times and with reasonable frequency during normal business hours to observe the progress of the Services. Laboratory will assist Company in scheduling such visits.

(e) Upon at least ten (10) business days’ prior written notice from Company’s representative, Laboratory will make available to Company or its representatives during normal business hours data and records that Laboratory compiles in the course of the Services. During these visits, Company’s representatives may examine the reports containing the results of all quality assurance inspections performed by Laboratory with respect to any Services and to examine the controls and procedures used by Laboratory in the performance of such quality assurance inspections.

(f) Upon reasonable notice and at reasonable times or as required by applicable law or regulation, Laboratory will permit the U.S. Food and Drug Administration, or any regulatory agency of applicable jurisdiction access to the records maintained pursuant to this Section 2 for purposes of source data verification, auditing or inspection.

(g) Upon Laboratory’s completion of the Services performed under this Agreement, Laboratory will transfer to Company all data and results in the form of a comprehensive final report or final database (the “Final Report”), which shall include all data, results and conclusions generated by Laboratory during the performance of the Services, along with a summary of the processes used. Laboratory shall provide Company with one (1) hard copy and (1) one electronic copy of the Final Report.

3.	Materials.

(a) Company will provide Laboratory with sufficient amounts of all Company proprietary materials, or other substances with which to perform the Services, as set forth in Exhibit A (“Materials”), as well as such sufficient and comprehensive data as may be reasonably required by Laboratory concerning the stability, storage, and safety requirements of the Materials, including a Material Safety Data Sheet as required by applicable law.

(b) Laboratory will use the Materials only in the performance of the Services as specified in this Agreement. Laboratory shall not, and shall not permit the use of, either its Materials or any other biological materials treated therewith in human beings, or in any in vivo studies unless specifically included in this Agreement. Laboratory shall not distribute or release Materials to any person or institution other than those under the direct supervision and responsibility of Laboratory including those consultants or subcontractors engaged by Laboratory in accordance with Section 2(h) above, and shall ensure that no one will be allowed to take or send Materials to any other location, unless Company gives its prior written permission. Laboratory shall not provide or permit the provision of Materials to any person or institution who has not entered into a written agreement with Laboratory that permits Laboratory and Company to enforce the restrictions contained in this Agreement against such person or institution.

(c) Laboratory shall not replicate, modify, formulate, analyze, attempt to determine the structure of, or reverse engineer the Materials or otherwise treat the Materials in any other fashion, except to the extent specifically required to perform the Services as specified in this Agreement.

(d) Company retains all right, title and interest in and to the Materials. Nothing in this Agreement shall be construed to grant or imply any right or license to use, make or sell the Materials or any Company patents or patent applications for any purpose other than as expressly permitted herein. Company shall be free without restriction to distribute the Materials to others and use them for its own purposes. Unless otherwise instructed in Exhibit A, Laboratory will promptly return to Company or otherwise dispose of any quantities of the Materials remaining after completion of the Services and will certify such disposition in writing.

(e) Upon completion of the Services, any remaining analytical or test samples (other than Materials) provided to or generated by Laboratory in the course of performing the Services, including without limitation tissue samples, blood, plasma or urine samples, histology samples, or control materials, will be retained by Laboratory at no charge to Company for a period of six (6) months following the completion of sample analysis. Upon expiration of any retention period, Company must contact Laboratory to determine whether such samples will be disposed of according to Company’s directions or will be returned to Company, each at Company’s expense. Should Company require retention of such samples or control materials by Laboratory after the six (6) month retention period and Laboratory determines it is feasible to continue storing such samples or control materials, then Company and Laboratory shall negotiate appropriate rates for such storage consistent with industry standards. In the event an agreed upon rate cannot be reached, Laboratory shall return such samples or control materials to Company at Company’s expense. Laboratory shall be solely responsible for any waste material generated by Laboratory in connection with the performance of Services.

(f) COMPANY PROVIDES ALL MATERIALS AND CONFIDENTIAL INFORMATION “AS IS,” WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT AS OTHEWISE PROVIDED HEREIN, LABORATORY MAKES NO WARRANTIES, EXPRESS, OR IMPLIED, CONCERNING THE RESULTS OF THIS STUDY OR MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH RESULTS; PROVIDED HOWEVER, THAT THE SERVICES WERE PERFORMED AND THE RESULTS GENERATED IN ACCORDANCE WITH THIS AGREEMENT AND ALL APPLICABLE LAWS, RULES AND REGULATIONS.

4.	Compensation and Reimbursement.

(a) If Company agrees to pay for time spent on travel by the Laboratory on behalf of Company, such travel time will be invoiced to Company at the rate set forth in Exhibit A and in accordance with the Company Travel Guidelines for consultants and vendors in effect at the time of travel and such travel time shall be approved in writing by Company in advance.

(b) Payments by Company to Laboratory shall not exceed the amounts stated in the aggregate in Exhibit A unless Company has approved such additional costs in writing in advance.

(c) Within fifteen (15) days of the end of each month, Laboratory will submit invoices referencing this Agreement, a description of the Services provided, any fees and expenses relating to the Services performed during the prior month in accordance with this Agreement and Exhibit A, and if applicable, the purchase order number as provided by Company. Laboratory will submit invoices to Company as set forth in Exhibit A.

(d) Company will make payments on undisputed invoices within 45 days of receipt of invoice, payable to Saint Louis University (Tax I.D. Number: 43-0654872) in United States dollars. With reference to this Agreement in care of:

Saint Louis University

Office of Sponsored Programs

c/o Clinical Trials Office

3700 West Pine Mall

Fusz Memorial Hall, Room 368

St. Louis, MO 63108-3306

With notification of payment sent to

Email: clinical-trials-office@slu.edu

Phone: 314-977-6335

5.	Confidentiality.

(a) “Confidential Information” means confidential or proprietary information either disclosed in oral, written or other tangible form or otherwise learned by Laboratory under this Agreement that should reasonably be known to be confidential or proprietary to Company, including but not limited to: information relating to Company’s Materials; research, development, preclinical and clinical programs; Results (as defined below in Section 6), including without limitation, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; Inventions (as defined in Section 6); business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential or proprietary matters related to Company.

(b) Obligations. Subject to Section 5(c), until seven (7) years after the expiration or termination of this Agreement, Laboratory:

(i) shall not use Confidential Information except for the purpose of performing Services hereunder;

(ii) will hold Confidential Information in strictest confidence and shall not disclose Confidential Information to others, except for its employees, agents, consultants or subcontractors who require Confidential Information for the purpose of performing Services and who are subject to binding obligations of confidentiality and restricted use at least as protective as those of this Agreement;

(iii) will protect the confidentiality of Confidential Information using at least the same level of efforts and measures used to protect its own confidential information, and at least commercially reasonable efforts and measures, including without limitation limiting access to Confidential Information commensurate with performance of the Services and keeping adequate records of those with access to Confidential Information and of all uses or dispositions of Confidential Information; and

(iv) will notify Company as promptly as practicable upon becoming aware of any unauthorized use or disclosure of Confidential Information by Laboratory or any person or entity performing Services on Laboratory’s behalf.

(c) Exceptions. Laboratory’s obligations under Section 5(b) shall not apply to any Confidential Information that:

(i) Laboratory knew prior to learning it from Company or under this Agreement, as demonstrated by written records predating the date it was learned from Company or under this Agreement;

(ii) is now, or becomes in the future, publicly available other than by an act or omission of Laboratory;

(iii) a third party discloses to Laboratory as a matter of right, without any restriction on disclosure, and without any breach of any direct or indirect obligation of confidentiality to Company, as shown by Laboratory’s written records contemporaneous with such third party disclosure; or

(iv) Laboratory independently develops without use of or reference to Confidential Information as demonstrated by Laboratory’s independent written records contemporaneous with such development.

(d) Permissible Disclosures. Notwithstanding other provisions of this Agreement, Laboratory may disclose Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation, guidance or order, provided that Laboratory (i) first gives prompt written notice of such disclosure requirement to Company so as to enable Company to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at Company’s request in any such efforts by Company.

(e) Third Party Information. Laboratory understands that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Laboratory’s association and thereafter, Laboratory will hold Third Party Information identified as such to Laboratory in the strictest confidence and will not disclose or use Third Party Information, except in connection with Laboratory’s performing Services requested by Company pursuant to this Agreement, or as expressly authorized in writing by an officer of Company.

(f) Return of Confidential Information. Upon either: (i) the completion of Services or termination of this Agreement; or (ii) Company’s request for any reason, Laboratory will (x) immediately cease all use of all Confidential Information, and (y) promptly, either return to Company, or if instructed by Company, destroy all Confidential Information, including any copies, extracts, summaries, or derivative works thereof, and certify in writing to Company the completion of such return and/or destruction; provided, however, that Laboratory may retain one copy of Confidential Information in its legal archives solely for the purpose of monitoring its surviving obligations under this Agreement.

(g) Company Ownership. Company retains all right, title and interest in and to Confidential Information. This Agreement does not give Laboratory any right or license, by implication or otherwise, to any Confidential Information or any intellectual property or other rights owned by or licensed to Company, by implication or otherwise, except the right to use Confidential Information solely for performance of the applicable Services.

(h) Injunctive Relief. Laboratory acknowledges that any actual or threatened breach of this Section 5 will cause Company immediate and irreparable harm that cannot be adequately compensated by monetary damages and it therefore agrees that Company shall not be required to demonstrate irreparable harm in order to seek or obtain injunctive relief for actual or threatened breach of this Agreement. In addition to any injunctive relief, Company may seek any other remedies available to it at law or in equity.

(i) Laboratory Confidential Information. Notwithstanding the foregoing, Company acknowledges that Laboratory may have certain pre-existing business processes, prices, procedures, policies, methodologies, systems, computer programs, software, applications, databases, proposals, and other documentation related to Laboratory’s services or business research plans that may be used in the course of performing the Services and that should reasonably be known by Company to be confidential or proprietary (hereinafter “Laboratory Confidential Information”). Company agrees that such Laboratory Confidential Information are and shall remain the confidential information of Laboratory. Unless otherwise agreed to by the Parties in writing under this Agreement, Company further agrees that any improvement, alteration, or enhancement made to such Laboratory Confidential Information during the course of the Services will also be the confidential information of Laboratory, provided that such Laboratory Confidential Information does not reference or incorporate Confidential Information of Company or was a specific deliverable defined in the Services in Exhibit A. Laboratory Confidential Information will be subject to the same degree of protection by Company as is required of Laboratory to protect Confidential Information, with the same rights, obligations and exceptions set forth in this Article 5.

6.	Intellectual Property.

(a) Data and Results. Company shall own all right, title and interest in and to all raw data, results and information: (i) generated under this Agreement; or (ii) in connection with, or as a result of the Services; or (iii) related to Company’s Confidential Information or Company’s Materials provided under this Agreement, including without limitation the report prepared or database transferred by Laboratory pursuant to Section 2(g) (“Results”). Notwithstanding the foregoing Laboratory may use such Results of its internal teaching, academic and research purposes.

(b) Inventions. Subject to Section 6(c) below, Laboratory hereby assigns to Company all of Laboratory’s right, title and interest in and to any intellectual property rights arising from inventions, data, or other discoveries, whether patentable or not, that are made, conceived, reduced to practice, authored or otherwise developed solely or jointly by Laboratory or any of Laboratory’s employees, agents, consultants or subcontractors in whole or in part through use of Company’s Confidential Information or Materials or directly related to the performance of Services (“Inventions”). Laboratory agrees to notify Company immediately upon learning of any Inventions and to take whatever reasonable steps necessary, at Company’s expense, to perfect, protect or enforce Company’s right, title and interest in and to such Inventions. Laboratory hereby grants Company an irrevocable power of attorney to execute on Laboratory’s behalf patent and copyright applications or other such documents required to protect, enforce or perfect Company’s right, title and interest in and to such Inventions, at Company’s expense. The ownership of any discoveries or inventions other than Inventions as defined in this paragraph shall be decided in accordance with the laws of inventorship of the United States.

(c) Laboratory Property. Notwithstanding anything contrary to this Agreement or Exhibit A, Company agrees that Laboratory possesses or may in the future possess analytical methods and software which have been developed by Laboratory independent of the provision of Services pursuant to this Agreement, which shall remain the sole and exclusive property of Laboratory (“Laboratory Property”). The Laboratory Property shall include, without limitation, all improvements, modifications, or enhancements to Laboratory Property, even if developed by Laboratory in the course of performing Services, provided that such improvements, modification or enhancements do not incorporate or reference Confidential Information or Inventions of Company or was a specific deliverable defined in Exhibit A. Laboratory hereby grants to Company and its affiliates and subsidiaries a non-transferable, non-sublicensable, non-exclusive, worldwide, perpetual, irrevocable, fully-paid, royalty-free license to use Laboratory Property only to the extent such Laboratory Property represents the only known mechanism for Company to use and exploit the results of the Services for any purpose, including drug development and commercial purposes, except that such license does not permit the whole or partial inclusion or incorporation of Laboratory Property into any product or service developed by Company for commercial purposes.

(d) Exclusive License and License Option Agreement. Notwithstanding the foregoing or any other provision in this Agreement, nothing in this Agreement is intended to limit, supersede, modify, terminate or otherwise affect any provision of the Exclusive License and License Option Agreement between the Parties entered into March 01, 2002, and as amended May 15, 2012 (“License Agreement”), or any of the rights granted to SLU thereunder.

7.	Representation and Warranties.

Laboratory represents and warrants to Company that:

(a) Laboratory has the full right, power and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party;

(b) to Laboratory’s knowledge, Company may freely use, practice, reproduce, distribute, make and sell all Inventions and any other advice, data, information, inventions, works of authorship or know-how that Laboratory conveys or provides hereunder, without restriction and without infringing or misappropriating any third party (e.g., a university or corporation) intellectual property or other rights;

(c) Laboratory will ensure that all right, title and interest in or to Inventions held by Laboratory employees, agents, consultants or subcontractors is assigned promptly to Laboratory;

(d) Laboratory will not, and will require that its employees, agents, consultants and subcontractors performing Services under this Agreement will not, transfer, assign or convey, directly or indirectly, any right, title or interest in or to any Inventions to any third party;

(e) Laboratory has not entered and currently has no intention of entering into any agreement with or obligation to a third party during the term of this Agreement that would prohibit Laboratory from providing the Services;

(f) Laboratory shall not, in the course of performing Services, use in any capacity the services of any natural person or entity who has been debarred or notified of potential sanction by the FDA or any other regulatory authority of applicable jurisdiction pursuant to the Generic Drug Enforcement Act of 1992 or any other equivalent or successor statutes, rules or regulations, or other applicable law, whether foreign or domestic. Upon request by Company in connection with any certification Company may make to any regulatory authority, Laboratory will certify in writing that it has not used the services of any such person or entity in any capacity in performing Services;

(g) Laboratory will not use or disclose any personal health information or personal data received except as required or permitted by law or regulation, or as authorized by Company in writing, or as authorized in the applicable informed consent form and/or authorization for disclosure of personal health information or personal data. Laboratory agrees to use appropriate safeguards to prevent any unauthorized disclosures by it of such personal health information or personal data. In the event that Laboratory becomes aware of a breach of this subsection, Laboratory will immediately notify Company in writing; and

(h) Laboratory will comply with (i) the U.S. Health Insurance Portability and Accountability Act, as may be amended (“HIPAA”), with respect to personal health information as defined under HIPAA. Company agrees not to use or disclose a subject’s personal health information except as required or permitted by law or regulation or as authorized in the applicable informed consent form or authorization. In addition Company agrees to use appropriate safeguards to prevent any unauthorized disclosures by it of subjects’ personal health information.

8.	Indemnification.

Each Party will defend, indemnify and hold harmless the other Party, its officers, directors, employees, sublicensees and agents (collectively, the “Indemnified Party”) from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorneys’ fees) (“Losses”) resulting from third party claims, demands, suits or proceedings (each, a “Claim”) arising out of the first Party’s (the “Indemnifying Party”) (i) material breach of this Agreement or any applicable law, rule or regulation, (ii) negligence, recklessness or willful misconduct in the course of activities carried out in connection with this Agreement, including Company’s direct or indirect use of the Results or Laboratory Property for any purpose; or (iii) breach of a warranty contained in this Agreement by the Indemnifying Party. The Indemnified Party will notify the Indemnifying Party promptly upon learning of a Claim that might give rise to a Loss, and the Indemnifying Party shall have sole control over the defense provided it does so diligently, in good faith, and using reasonably experienced counsel with expertise in the relevant field. The Indemnified Party will not settle any Claim against it without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnified Party will reasonably cooperate in such defense and/or settlement at the Indemnifying Party’s request and expense and may participate at its own expense using its own counsel.

9.	Insurance.

Laboratory warrants and represents that the Institution has the following insurance or self-insurance in amounts no less than that specified for each type: Professional liability insurance with combined limits of not less than $1,000,000 per occurrence and $3,000,000 in aggregate. Institution shall also maintain other insurance policies or a self-insurance program at levels sufficient to meet its liability obligations under this agreement and its legal obligations under Missouri law. Upon Company’s reasonable request, Laboratory will provide Company with certificates of insurance evidencing such coverage. Company shall maintain insurance or self-insurance in an amount reasonably adequate to cover its obligations hereunder in amounts no less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate, and shall, upon the reasonable request of Laboratory, forward to Laboratory evidence of insurance or self-insurance.

10.	Term and Termination.

(a) The initial term of this Agreement shall commence on the Effective Date and shall expire upon completion of the Services set forth in this Agreement, unless earlier terminated in accordance with this Section 10.

(b) Termination of this Agreement Without Cause by Either Party. Either Party may terminate this Agreement at any time upon thirty (30) days’ written notice to the other Party.

(c) Termination of this Agreement by Company. Company may, at any time, terminate this Agreement for business, financial, technical or regulatory reasons by giving Laboratory prior written notice of such termination.

(d) Accrued Rights and Obligations; Surviving Provisions. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the Parties. Sections 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 3(c), 3(d), 3(e), 3(f), 4(d), 5, 6, 7, 8, 9, 10, 11 and 12 shall survive termination or expiration of this Agreement.

11.	Publication.

Laboratory shall not disclose, present, disseminate, distribute or produce any publications with respect to Confidential Information or Inventions without Company’s prior written consent.

12.	General.

(a) Governing Law; Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to any conflict of laws provisions, and to the extent applicable, the federal law of the United States. The official text of this Agreement and any exhibits referenced herein, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

(b) Assignment. Any purported assignment or delegation by Laboratory of this Agreement in whole or in part without the prior written consent of Company shall be void. Company has the unconditional right to assign this Agreement if there is no resulting material change in the scope of the Services. This Agreement shall be binding upon the Parties, their successors and their permitted assigns.

(c) Notices. Any notices given under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission with electronic confirmation of transmission, delivery by internationally- or nationally-recognized bonded courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following address or facsimile numbers of the respective Parties or such other address or facsimile number as given by written notice under this Section 12(c):

Company:	VirRx, Inc 1609 Adgers Wharf Drive Chesterfield, MO 63017 Phone 314-605-8699

Laboratory:	Institute for Molecular Virology Saint Louis University School of Medicine E.A. Doisy Research Center, Room 623 Phone: 314-977-8794 FAX: 314-977-8798 E-mail: chinnag@slu.edu

For Legal/Subject Injury Matters: Clinical Trials Office Saint Louis University 3545 Lafayette Avenue, 2nd Floor, Room 2378 St. Louis, MO 63104 Phone: 314-977-6335 Fax: 314-977-4080

(d) Amendment. No amendment to or waiver of rights under this Agreement is effective unless in writing and signed by authorized representatives of the Parties. No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of Laboratory’s purchase orders, quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any purchase order, request for quotation or other document that is in addition to or inconsistent with the terms of this Agreement.

(e) Material Non-public Information. Laboratory acknowledges that Company is a publicly traded company and that, in the course of performance of Services under this Agreement, Laboratory may learn of material, non-public information regarding Company. Laboratory understands that federal and state securities laws prohibit Laboratory employees from purchasing or selling Company securities while in possession of any such information or from disclosing such information to others. Accordingly, Laboratory employees will not buy or sell Company securities while in possession of any material, non-public information regarding Company and will not disclose any such information to others.

(f) Publicity. Under no circumstances will either Party use the name of the other Party or any of its personnel for promotion of literature or advertising without the other Party’s prior written approval except to the extent such disclosure is reasonably necessary for: (i) regulatory filings, including filings with the U.S. Securities and Exchange Commission or the FDA (or any equivalent oversight body in a country other than the United States); (ii) prosecuting or defending litigation; or (iii) complying with applicable laws, rules, and regulations. Notwithstanding the foregoing, Company may, without Laboratory’s prior consent, identify Laboratory as the entity that is providing Services associated with a study identified in Exhibit A, as applicable.

(g) Entire Agreement. This Agreement, including any attachments referenced herein, sets forth the complete, final and exclusive agreement between the Parties and supersedes and terminates all prior agreements and understandings between the Parties relating to the subject matter of this Agreement, provided that: (i) the confidentiality obligations contained in any prior agreement between the Parties and any confidentiality agreement entered into between the Parties shall continue in full force and effect in accordance with its terms; and (ii) the License Agreement shall continue in full force and effect and this Agreement shall not in any way modify or supersede the terms of the License Agreement. To the extent of a conflict between this Agreement and the License Agreement, the terms of the License Agreement shall control. This Agreement may be executed in counterparts. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the Parties’ original intent, but otherwise this Agreement will continue in full force and effect. If there is any conflict between the terms of Exhibit A and this Agreement, the conflict shall be resolved by interpreting the provisions in the following order of priority: (1) this Agreement, and (2) the terms of Exhibit A shall govern as to the specific Services in Exhibit A. Exhibit A shall not be deemed to amend the terms of this Agreement unless explicitly stated therein.

(h) Force Majeure. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by unforeseeable events beyond its reasonable control and that by exercise of due diligence it is unable to prevent any delay or failure of performance under this Agreement; provided, however, that the event is not a result of the asserting Party’s negligence and that the asserting Party uses and continues to use commercially reasonable efforts to overcome such circumstances. The asserting Party will also use its best efforts to resume performance as quickly as possible.

(i) Relationship. Laboratory’s relationship with Company will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Subject to Section 6(b), neither Party is an agent of the other Party and neither Party is authorized to make any representation, contract, or commitment on behalf of the other Party. Laboratory will be solely responsible for all taxes and payments required to be filed with or made to any national or local tax authority with respect to Laboratory’s performance of Services and receipt of fees under this Agreement.

The Parties have entered into this Agreement as of the Effective Date by their duly authorized representatives.

SAINT LOUIS UNIVERSITY		COMPANY

By:	/s/ Paul Hauptman, M.D.	/s/ Robert E. Sobol
	Paul Hauptman, M.D.	Robert E. Sobol
	Asst. Dean for Clinical Translational Research	CEO, VirRx, Inc.

LABORATORY
Read and Acknowledged:

By:	/s/ Govindaswarny Chinnadurai, M.D.
Govindaswarny Chinnadurai, M.D.

EXHIBIT A

Work Plan for Assay of Patient Samples for VRX-007 Phase I Clinical Trial

A.	Overview

The drug to be tested in the clinical trial is named VRX-007. This is a genetically-modified version of human adenovirus serotype 5 (Ad5). VRX-007 was developed in the laboratory of William S.M. Wold at SLU. VirRx, Inc. was founded by William S.M. Wold and colleagues with a major goal of developing VRX-007 into a commercial anti-cancer drug.

In 2007, The Food and Drug Administration approved a Phase I clinical trial to evaluate the safety and anti-tumor activity of VRX-007 in patients with different types of solid tumors (e.g. head and neck, melanoma, etc). VirRx is the Sponsor of the trial and has an adequate supply of clinical grade (Good Manufacturing Practice or GMP grade) VRX-007 to conduct the study.

The Principal Investigator of the trial is John Nemunaitis, M.D., of the Mary Crowley Cancer Research Center (Mary Crowley) in Dallas, TX. The trial has been initiated at the Mary Crowley and is expected to continue there as well.

Three patients have been treated so far in the trial. The remainder of this paragraph and the following three paragraphs outline the protocol used for these three patients. The patients are screened at the Mary Crowley for suitability (there are various inclusion and exclusion criteria), and a patient consent form is signed by the patients. Among the various pre-treatment assessments, blood is drawn (day-14, i.e. 14 days pre-treatment) and serum and plasma are prepared from the blood. A urine sample is also obtained at day -14.

In the actual trial, a single dose of VRX-007 is injected directly into a single tumor in a patient. Blood is drawn at various time points following the injection of VRX-007, namely 30 minutes, 6 hours, days 2, 4, 8, 15, 22, and 28, and at 12 weeks. (Recall that blood was drawn at day -14). The patient is examined clinically at the time of injection and at each of the time points. The blood taken at each time point is processed into plasma and serum. The plasma is assayed for the presence of VRX-007, using a laboratory assay called “Tissue Culture Infectious Dose 50%” (TCID50). This assay detects live infectious VRX-007. The plasma is also assayed for VRX-007 DNA using a Quantitative Polymerase Chain Reaction (qPCR) (also termed RT-PCR) assay. The serum is assayed for the presence of antibodies against VRX-007 that are able to “neutralize” VRX-007, i.e. prevent VRX-007 from infecting cells growing in culture dishes. These antibodies, called “neutralizing antibodies”, will also detect Ad5.

In the trial, urine samples are taken from the patients at days 2, 4, 8, 15, 28, and at 12 weeks post-treatment (recall that a urine sample was taken at day -14 prior to treatment with VRX-007). These urine samples are assayed for VRX-007 by TCID50 assay.

At day 8 and 28 post-treatment, a tumor biopsy is taken. If feasible, a biopsy is taken from a nearby tumor nodule that was not injected with VRX-007. These samples are assayed for the presence of VRX-007 by TCID50 assay and for VRX-007 DNA by qPCR assay.

As mentioned, three patients in the first cohort have been treated with VRX-007. Samples from Patient T-O #002 have been analyzed. (The qPCR assay was not done for Patient #002). Samples from the second and third patients treated (Patients KVD #003 and REJ #004) are being stored frozen at the Mary Crowley.

B.	Work to be Completed by Saint Louis University

Prior to initiation of the project, the protocols will be finalized for the TCID50 assay for viable VRX-007, for the qPCR assay for VRX-007 DNA, and for the neutralizing antibody assays.

Saint Louis University “Laboratory” team members: Dr. Karoly Toth, a Research Professor in the Department of Molecular Microbiology and Immunology, and Dr. Wold will develop the assay methods to be used. Dr Toth will train Dr. Chinnadurai and Dr. Subramanian on the methods used in the assays. Neither Dr. Wold nor Dr. Toth will participate in the actual assays of the patient samples, or in the preparation of the report.

The samples from the second (#003) and third (#004) patient have been collected by the Mary Crowley. As soon as there is approval from SLU, these samples will be sent to Dr. Chinnadurai at SLU, and will be assayed.

Dr. Chinnadurai will receive the patient samples from the Mary Crowley. The samples will arrive in a frozen state. The samples will be stored frozen until the assays are conducted. The samples will be coded so that Dr. Chinnadurai does not know the name of the patient or the time point of the samples. He will know whether the sample is plasma, serum, urine, or tumor biopsy.

The patient samples will be assayed in the laboratory of Dr. G. Chinnadurai, Professor of Molecular Virology in the Institute for Molecular Virology at SLU. The assays at the laboratory bench will be conducted by Dr. Thirugnana Subramanian, Associate Research Professor in the Institute for Molecular Virology. Dr. Subramanian is a current member of Dr. Chinnadurai’s laboratory. Dr. Subramanian will work under Dr. Chinnadurai’s supervision in the assay of the patient samples.

When the samples are to be assayed, they will be thawed by Dr. Subramanian and he will analyze the plasma and urine samples for VRX-007 by TCID50 assay and he will analyze the serum samples for neutralizing antibodies to VRX-007 and Ad5. Also, he will attempt to extract virus from the tumor biopsy samples and assay for VRX-007 by TCID50 assay.

When these various assays are completed, Drs. Subramanian and Chinnadurai will prepare a report of the results and conclusions of the assays. The report will be provided to Dr. Robert E. Sobol, CEO of VirRx. Dr. Sobol will provide the report to Dr. John Nemunaitis of the Mary Crowley.

No further patients are being recruited for the trial at the present time. This is because VirRx has proposed to the FDA that the clinical trial protocol be revised such that there will be fewer patients per cohort (3 instead of 5), and that the dose escalation proceed more rapidly (e.g. with an increase in dose of VRX-007 of 10-fold between cohorts instead of the current 3-fold). Also, the Day 22 time point has been eliminated, as has the taking of biopsies. When there is a response from the FDA for this protocol revision, then it is expected that patient recruitment to the trial will begin again.

Additional Considerations

One problem that may occur is that when the samples arrive at SLU from the Mary Crowley, they are inadvertently allowed to thaw and remain at room temperature (or higher). If so, this fact will be noted and the samples will be assayed according to the standard protocols.

Another problem could be that the assays themselves may not be working. With all the assays, a “positive control” is included as part of the assay. For the TCID50 assays, the positive control is a known amount of VRX-007. For the qPCR assays, the positive control will be a known amount of VRX-007 DNA. For the neutralizing antibody assays, the positive control is a known amount of neutralizing antibodies. If the correct values for the positive controls are not obtained in the assays of the patient samples, then there likely is a technical problem in the assay. If such technical problems arise, Drs. Chinnadurai and Subramanian should be able to solve the problems because they are extremely experienced virologists. If not, then they will consult with Drs. Wold and Toth in an effort to solve the technical problem. This consultation will focus on the positive controls. No information will be provided to Drs. Wold and Toth regarding the data on the patients’ samples.

Other potential problems, such as equipment failure, will be addressed by Dr. Chinnadurai.

Any problems of a more global nature that cannot be addressed by routine laboratory practice will be handled by Robert E. Sobol, CEO of VirRx.

The samples will be stored in a locked freezer in Dr. Chinnadurai’s lab. After all the data have been gathered (i.e. all the results obtained), the code on the samples will be partially broken, i.e. Dr. Chinnadurai will be able to determine the patient number and the time point of the sample. This information will be detailed in the final report.

No one in Dr. Chinnadurai’s lab or Dr. Wold’s lab will know the names of the patients.

During the actual analysis at the bench, Dr. Subramanian will make entries into the laboratory notebook. When the analyses are completed, the laboratory notebook will be given to Dr. Chinnadurai.

All records of the sample assays, e.g. laboratory notebooks and the final report, will be maintained in Dr. Chinnadurai’s office. Dr. Chinnadurai will write the final report.

Drs. Wold and Toth will not have access to the laboratory notebook or the final report maintained by Dr. Chinnadurai.

Fees and Expenses.

For provision of Services under this Agreement, Company will pay Laboratory the following amounts in accordance with the Agreement and on the following schedule:

VirRx Clinical trials

Budgets

10 Studies with TCID50, neutralizing antibody, qPCR		7/1/12 - 6/30/13
	FY 13 Salary	% Effort	Salary	Fringe Rate	Fringes	Personnel
T. Subramanian	58,600	15.4%	9,024	33.25%	3,000	12,024
G. Chinnadurai	201,900	1%	2,019	33.25%	671	2,690
			11,043		3,671	14,714

			Supplies			4,150

			Total general Expense			4,150

			Direct Cost			18,864

			Indirect at 12%			2,264

			Total Cost			21,128

Estimated hours of effort:

	Labor for 2 Patients	Labor for 10 Patients
Administration	32	160
Preparation	8	40
RT - PCR	8	40
Neutralizing Ab	8	40
TCID50/IC50	8	40

Total	64	320

Percent effort for 10 patients =320/2080		15.4%

Blood

Phase 1 or 2 trial of drug

VIRX - blood to Chinna for tests.

Total w/o labor	4,150

Clinical trials sample analysis Chinna
Supplies	n= 10

Item	vendor	bulk price	amount	price ea	# per patient	#/ Assay	Total for n Patients	Units needed	Sum	Use

TCID50 assay		Total	1,548

DMEM	Sigma	6.50	1000	0.0065	570	30.0	5,700.0	6	39
96 well plates	Midwest Sci.	149.00	96	1.5521	38	2.0	380.0	4	596	TCID50 titering
fetal bovine serum	VWR	182.80	500	0.3656	19	1.0	190.0	1	183	TCID50 titering
Pipette tips 300ul	Midwest Sci.	23.00	1000	0.0230	1,900	100.0	19,000.0	19	437	TCID50 titering
Pipette tips 1250ul	Midwest Sci.	13.00	1000	0.0130	152	8.0	1,520.0	2	26	TCID50 titering
Pipette tips 20ul barrier	Midwest Sci.	47.00	1000	0.0490	228	8.0	2,280.0	3	141	TCID50 titering
reagent resevoir	Sigma	126.00	200	0.6300	12	0.04	120.0	1	126	TCID50 titering
Neutralizing antibody assay		Total	623

DMEM	Sigma	6.50	1000	0.0065	120	30.0	1,200.0	2	13
96 well plates	Midwest Sci.	149.00	96	1.5521	8	2.0	80.0	1	149	TCID50 titering
fetal bovine serum	VWR	182.80	500	0.3656	4	1.0	40.0	1	183	TCID50 titering
Pipette tips 300ul	Midwest Sci.	23.00	1000	0.0230	400	100.0	4,000.0	4	92	TCID50 titering
Pipette tips 1250ul	Midwest Sci.	13.00	1000	0.0130	32	8.0	320.0	1	13	TCID50 titering
Pipette tips 20ul barrier	Midwest Sci.	47.00	1000	0.0490	32	8.0	320.0	1	47	TCID50 titering
reagent resevoir	Sigma	126.00	200	0.6300	0	0.04	1.7	1	126	TCID50 titering

qPCR for virus		Total	1,979
DNeasy Blood & Tissue Kit	Qiagen	144.00	50	2.8800	19		190.0	4	576

Taqman Probe	IDT	200.00	1000	0.2000	19		190.0	1	200

Primers	IDT	45.00	1000	0.0450	38		380.0	1	45
TaqMan universal PCR master mix	ABI	814.00	400	2.0350	19	5.0	190.0	1	814
96-well qPCR plate	ABI	103.32	20	5.1660	1		10.0	1	103
adhesive 96-well cover	ABI	61.75	25	2.4700	1		10.0	1	62
microcentrifuge tubes	Midwest Sci.	11.00	500	0.0220	133	7.0	1,330.0	3	33
Filter tip 20 ul tips	Midwest Sci.	49.00	960.00	0.0510	38	2.0	380.0	1	49
Filter tip 1 ml tips	Midwest Sci.	49.00	960.00	0.0510	38	2.0	380.0	1	49
Filter tip 200 ul tips	Midwest Sci.	48.00	960.00	0.0500	76	4.0	760.0	1	48

						Total for 10 patients			4,150

								TCI D50	19
								qRT- PCR	19
								neu tr ab	4

The amounts set forth herein shall be the maximum compensation payable by Company to Laboratory for Services under this Agreement. In no instance shall the total compensation payable by Company to Laboratory under this Agreement exceed $30,000.

Invoices. In accordance with the Agreement, Laboratory will submit invoices to Company at the following address:

Company: VirRx, Inc., 1609 Adgers Wharf Drive, Chesterfield, MO 63017